Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-XXXXX) and related Prospectus Supplement of Stereotaxis, Inc. for the registration of $10,970,100 of common stock and to the incorporation by reference therein of our reports dated March 13, 2008 (except Note 19, as to which the date is December 26, 2008), with respect to the financial statements of Stereotaxis, Inc. for the year ended December 31, 2007 included in its Form 10-K/A; and the financial statement schedule and effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in its Annual Report on Form 10-K, for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

St. Louis, Missouri

December 26, 2008